UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2026

GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-12911	77-0239383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On May 18, 2026, Granite Construction Incorporated (the “Company”) issued a news release announcing its intention to offer $600.0 million aggregate principal amount of senior notes due 2034 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Company intends to use the net proceeds from the offering, together with cash on hand and any cash payments received from the financial institutions that are counterparties to the capped call transactions (the “2028 Capped Call Transactions”) related to the Company’s outstanding 3.75% Convertible Senior Notes due 2028 (the “2028 Notes”), to redeem all of the outstanding 2028 Notes and settle any conversions in connection therewith following the offering and, if applicable, as discussed below, to repay borrowings under its revolving credit facility and for general corporate purposes.

The estimated market value of the 2028 Notes is approximately $827.3 million, based on the closing price of the Company’s common stock on the NYSE on May 15, 2026 of $138.55 per share. The Company expects that all or substantially all of the holders of the 2028 Notes will elect to convert their notes in connection with the notice of redemption, and that it will settle such conversion requests in cash up to approximately $2,617.41 per each $1,000 principal amount of the 2028 Notes (which, on an as-converted basis, corresponds to approximately $120.00 per share of its common stock), with any remaining conversion consideration to be paid in shares of the Company’s common stock. The actual amount of consideration that the Company will be required to pay to settle such conversion requests will depend on the Company’s stock price during the relevant period and therefore remains subject to change. If the Company’s stock price during the measurement period declines, or if not all holders of the 2028 Notes elect to convert their 2028 Notes following the Company’s notice of redemption, or if the Company decides to settle a larger portion of the conversion consideration in shares of its common stock, the amount of cash used by the Company to settle such conversion requests would be correspondingly reduced.

In connection with any conversions or redemption of the 2028 Notes, the Company expects to unwind and terminate the 2028 Capped Call Transactions. In such unwind and termination, the Company would receive an amount from the financial institutions that are counterparties to the 2028 Capped Call Transactions equal to the fair value of such transactions, determined at the time of the unwind and termination. For illustrative purposes, the Company expects to receive approximately $160.0 million upon the unwind and termination of the 2028 Capped Call Transactions. Such amount reflects the Company’s estimate of the market value of such 2028 Capped Call Transactions, based on the closing price of the Company’s common stock on the NYSE on May 15, 2026 of $138.55 per share and other information available to it. The Company has not yet negotiated the terms of the expected unwind and termination of the 2028 Capped Call Transactions, and accordingly their timing and other terms have not yet been determined. In particular, the actual amount to be received upon such unwind and termination will depend on a number of factors, including the market price of the Company’s common stock, volatility and other terms agreed upon with the counterparties. The Company is not required to, and does not, report the fair value of the 2028 Capped Call Transactions in its consolidated financial statements. As a result, the estimated market value thereof reflected above should not be relied upon as an indication of the market value of such instruments or for any other purpose.

To the extent there are any net proceeds remaining from the offering following settlement of any conversions and redemption of the 2028 Notes, the Company intends to use such proceeds to repay borrowings outstanding under its revolving credit facility and for general corporate purposes.

The consummation of the offering of Notes is subject to market conditions. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to buy, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	News release dated May 18, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

Date: May 18, 2026	By:	/s/ Staci M. Woolsey
Staci M. Woolsey
Executive Vice President, Chief Financial Officer